Exhibit 23



                              ACCOUNTANTS' CONSENT



The Board of Directors
Optical Cable Corporation


         We consent to incorporation by reference in Registration Statement No. 33-09433 on Form S-8 of Optical Cable Corporation of our report dated December 12, 1997, relating to the balance sheets of Optical Cable Corporation as of October 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1997, which report is included in the October 31, 1997 Annual Report on Form 10-K of Optical Cable Corporation.




                                                   KPMG Peat Marwick LLP





Roanoke, Virginia
January 29, 1998